EXHIBIT 5
















                                January 14, 1997





Epitope, Inc.
8505 S.W. Creekside Drive
Beaverton, Oregon  97005

           Subject:          Epitope, Inc.
                             Registration Statement on Form S-4

Ladies and Gentlemen:

           Reference is made to the Registration Statement on Form S-4 ("Registration Statement") filed by Epitope, Inc., an Oregon corporation
("Epitope"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 10 million shares of Agritope Common Stock, no par value ("Agritope Common Stock"), in connection with a proposal (the "Agritope Stock Proposal") to be considered at Epitope's 1997 annual meeting of shareholders pursuant to which (i) subject to shareholder approval, Epitope's Restated Articles of Incorporation would be amended to, among other things, authorize the issuance of Agritope Common Stock and redesignate Epitope's existing common stock, no par value ("Existing Common Stock") as "Medical Products Stock," and (ii) Epitope will declare, subject to shareholder approval, a distribution of one-half of one share of Agritope Common Stock on each outstanding share of Existing Common Stock.

           This opinion letter is governed by, shall be interpreted in accordance with, and is subject to the qualifications described in the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). Capitalized terms used in this Opinion Letter and not otherwise defined have the meaning specified in the Accord.

           Based on the foregoing, it is our opinion that the issuance of the shares of Agritope Common Stock to be distributed upon the approval of the Agritope Stock Proposal, as described in the Registration Statement, has been authorized, and when (a) the Agritope Stock Proposal has been duly approved by Epitope shareholders and (b) such shares have been delivered pursuant to the terms of the Agritope Stock Proposal in compliance with state


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Epitope, Inc.                      - 2 -                       January 14, 1997


securities laws while the Registration Statement is effective, such shares will be validly issued, fully paid, and nonassessable.

           We hereby consent to the use of this opinion in the subject Registration Statement and in any amendments thereto and to the use of our name under the caption "Legal Matters" in the Registration Statement.

                                    Very truly yours,

                                    [DRAFT]

                                    MILLER, NASH, WIENER, HAGER & CARLSEN LLP

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